Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	VP, Investor Relations	February 1, 2011
(804) 788-1824

MASSEY ENERGY REPORTS 2010

FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

Richmond, Virginia, February 1, 2011 – Massey Energy Company (NYSE: MEE) today reported a net loss of $70.1 million or $0.69 per share for the quarter ended December 31, 2010. The Company generated $641.1 million of produced coal revenue in the quarter from the sale of 8.9 million tons of coal. EBITDA in the fourth quarter of 2010 was $35.8 million. By comparison, Massey reported net income of $24.4 million on produced coal revenue of $498.7 million in the fourth quarter of 2009 from the sale of 7.8 million tons of coal. EBITDA in the fourth quarter of 2009 was $123.3 million.

Coal production in the fourth quarter was hampered by a significant reduction in the number of shifts operated, lower productivity at deep mines and higher ratios on surface mines. Produced coal shipments were adversely affected by the lower production, inconsistent rail service and delays of export shipments at the ports.

Commenting on the Company’s fourth quarter results, Massey’s Chief Executive Officer and President Baxter Phillips said, “We are disappointed with our results in the fourth quarter but we remain committed to making significant improvements going forward. 2010 was a year of tremendous challenge for everyone at Massey. We are working hard to make the necessary changes and adjustments to get our production back on track even as we prepare for the merger with Alpha.”

Average produced coal revenue per ton was $71.76 in the fourth quarter of 2010 compared to $64.13 in the fourth quarter of 2009. The 12 percent improvement was driven by 16 percent higher average prices on utility coal tons and 23 percent higher average prices on metallurgical coal tons sold during the quarter.

Average cash cost per ton for the fourth quarter of 2010 was $62.67 compared to $49.87 in the fourth quarter of 2009 (2010 Average cash cost per ton is calculated exclusive of UBB related charges; see Notes 2 and 6 in the attached financial statements). Lower productivity in underground mines and higher ratios and supplies costs at surface mines were the key drivers of the cost increases.

Depreciation, depletion and amortization (DD&A) was $99.6 million in the fourth quarter 2010 compared to $63.6 million in the fourth quarter 2009. The increase in DD&A was largely attributable to $11.5 million in pre-tax amortization expense related to above-market sales contracts and other intangible assets acquired in the Cumberland acquisition and $17.8 million in pre-tax expense for impairment charges related to idled mines.

During the fourth quarter of 2010 Massey recorded $12.0 million of Sales, General and Administrative expense (SG&A) for benefits provided to its former Chairman and CEO in accordance with his retirement agreement, which was effective December 31, 2010. This cost more than offset the impact of lower executive incentive compensation that resulted from weaker operating results. The fourth quarter results also include $23.1 million in expenses related to the Upper Big Branch tragedy and investigation and a pre-tax gain of $12.6 million from insurance proceeds received in association with the fire at the Bandmill preparation plant.

4th Quarter Comparative Statistics

	4th Qtr. 2010	3rd Qtr. 2010	4th Qtr. 2009

Produced tons (millions)	9.3	9.4	8.4
Produced tons sold (millions)	8.9	9.9	7.8
Produced coal revenue ($ millions)	$641.1	$703.7	$498.7
Produced coal revenue per ton	$71.76	$71.24	$64.13
Average cash cost per ton (excluding UBB charges)	$62.67	$62.50	$49.87
EBITDA ($ millions)	$35.8	$62.1	$123.3
Adjusted EBITDA ($ millions) (excluding UBB charges)	$58.9	$75.2	$123.3

For the full year 2010, Massey generated Produced coal revenue of $2.61 billion and recorded a net loss of $166.6 million or $1.71 per share. This compared to Produced coal revenue of $2.32 billion and net income of $104.4 million in 2009. EBITDA was $267.3 million in the full year 2010 compared to EBITDA of $497.2 million in 2009.

Massey’s average produced coal revenue per ton increased by 11 percent for the full year 2010 as compared to the full year 2009. In the same period of comparison, Massey’s average cash cost per ton increased by 19 percent. The key drivers of the increase in cash cost per ton were, in order of magnitude, surface mine supplies and repairs, higher surface mine ratios, lower productivity in underground mines, lower productivity of highwall miners and higher sales related costs driven by higher revenue per ton.

The full year 2010 results include pretax charges of $166.5 million in incurred costs, asset impairments and accrued reserves associated with the tragic accident at the Upper Big Branch mine (UBB) that occurred in April 2010. Excluding the UBB related charges, the Company’s net loss would be $51.6 million or $0.53 per share for the year.

Full Year Comparative Statistics

	Full Year 2010	Full Year 2009

Produced tons (millions)	36.7	38.0
Produced tons sold (millions)	37.1	36.7
Produced coal revenue ($ millions)	$2,609.7	$2,318.5
Produced coal revenue per ton	$70.27	$63.26
Average cash cost per ton (excluding UBB	$60.05	$50.48

charges)
EBITDA ($ millions)	$267.3	$497.2
Adjusted EBITDA ($ millions) (excluding UBB charges)	$370.2	$497.2

Reconciliations for non-GAAP financial measures are provided in attached notes to financial statements.

Operations Update

Deep mine production in the fourth quarter was negatively impacted by lost shifts due to both regulatory enforcement actions and challenging labor market conditions. Qualified and experienced underground miners are in increasingly high demand as prices for metallurgical coal continue to rise. As a result, Massey experienced delays hiring personnel to staff several new underground sections that were planned to partially offset production lost at the Upper Big Branch mine.

Surface mine production was negatively impacted by higher strip ratios at several key mines. At Twilight, the Company’s largest surface mine, which is part of the Progress resource group, the ratio was 33% higher year over year. The higher ratio was the result of a mine plan that required a temporary transition through high ratio reserves in order to access additional lower ratio reserves in the future. Massey anticipates that the ratio at the Twilight mine will decline to more favorable levels over the next two quarters. Average costs at surface mining operations increased due to the higher ratios and higher prices for explosives, heavy equipment tires and other supplies.

During the fourth quarter of 2010 Massey commenced operations at the new Zigmond preparation plant at its Logan County resource group and recommenced operations at the Sprouse Creek preparation plant at its Rawl resource group. The Zigmond preparation plant is a state-of-the-art, highly efficient processing plant that was built to replace the Bandmill preparation plant that was lost to a fire in 2009. The Sprouse Creek plant was recently modernized to lower operating costs and improve efficiency of operation. Continued operation of these facilities for the full year 2011 is expected to contribute to an increase in total annual production and additional metallurgical coal production.

Massey has added production shifts on two Saturdays per month at certain underground and surface operations in order to meet anticipated production requirements until staffing delays can be resolved and surface mine productivity improves.

Liquidity and Capital Resources

At December 31, 2010, Massey had total liquidity of $450.0 million comprised of cash and cash equivalents totaling $327.2 million and $122.8 million in available credit on its asset-based revolving credit facility. This compared to total liquidity of $764.2 million at December 31, 2009, comprised of $665.8 million in cash and cash equivalents and $98.4 million in available credit on its asset-based revolving credit facility.

During the fourth quarter, Massey entered into an amended and restated asset-based revolving credit agreement, which provides for available borrowings, including letters of credit, of up to $200 million, depending on the level of eligible inventory and accounts receivable. Subject to certain conditions, at any time prior to maturity, the Company may elect to increase the size of the facility up to $250 million. The previous credit limit was $175 million, including letters of credit. The facility's maturity has been extended to May 2015.

Total debt at December 31, 2010 was $1,316.2 million compared to $1,319.1 million at December 31, 2009. Massey's total debt-to-book capitalization ratio was 42.5 percent at December 31, 2010 compared to 51.2 percent at December 31, 2009.

Capital expenditures for the fourth quarter 2010 totaled $156.3 million compared to $51.5 million in the fourth quarter 2009. The significant capital projects for the quarter included continued development at the Marianna property where the Company is constructing a new preparation plant and a new low vol metallurgical coal mine and the completion of the Zigmond processing plant and loadout at the Logan County resource group.

During the fourth quarter of 2010, Massey received $12.6 million in cash from insurers related to the Bandmill preparation plant which was destroyed by fire in 2009. Also during the quarter, the Company established a cash reserve associated with Mr. Blankenship’s retirement benefits that reduced cash and cash equivalents by $10 million.

Coal Market Overview

Favorable forward pricing trends continue for thermal coal in 2011, 2012 and 2013. An unusually warm summer followed by colder than normal winter in the eastern United States during 2010 led to increasing coal utilization and declining utility stockpiles. The lower stockpiles combined with declining coal production levels in Central Appalachia and higher export demand are expected to keep thermal coal pricing high.

•

Coal burn at utilities in the southeastern United States increased by 7 percent during 2010 as compared to 2009. The total burn of coal produced in Central Appalachia also increased by 7 percent year over year.

•

Coal stockpiles at Southeastern utilities were down 18 percent at the end of December 2010 as compared to the end of December 2009. Even so, stockpile levels remained approximately 11 percent higher than normal (5 year average) for the month December.

•	U.S. exports of steam coal increased by 9 percent in the first 11 months of 2010 compared to the same period in 2009.

•

Total U.S. coal production in the fourth quarter of 2010 was 6 percent higher than in the fourth quarter of 2009. For the full year, total U.S. coal production increased by approximately 1 percent when compared with 2009.

•

Coal production in Central Appalachia in the fourth quarter of 2010 was essentially even with production in the fourth quarter of 2009. For the full year 2010, Central Appalachia coal production was down by approximately 4 percent compared to 2009.

Metallurgical coal pricing remained strong throughout 2010 as demand for steel continued to grow in the United States and key developing countries, principally China and India.

•	Capacity utilization at U.S. steel mills at the end of the fourth quarter 2010 was approximately 70 percent compared to approximately 65 percent at the same time in 2009.

•	U.S. crude steel production was up approximately 41 percent during the first 11 months of 2010 compared to the same period last year.

•

Crude steel production in China increased 11 percent during the first 11 months of 2010 compared to the same period a year ago. Crude steel production in India increased 12 percent in the first 11 months of the year. Total world steel production increased 17 percent in the same period of comparison.

•	U.S. exports of metallurgical coal increased 59 percent during the first 11 months of 2010 compared to the same period in 2009.

Massey expects long-term global demand for high quality metallurgical coal to grow faster than the global capacity to produce it. As a result, Massey believes its estimated 1.3 billion tons of metallurgical quality coal reserves, well-capitalized operations and modern infrastructure will provide the Company with increasing opportunities to sell high quality coal to an expanding network of global metallurgical coal customers.

Guidance Update

For 2011, Massey projects produced coal shipments in the range of 43.0 to 47.0 million tons. Average produced coal realization in 2011 is expected to be between $81.00 and $86.00 per ton. The Company has commitments for sales of 41.4 million tons of coal in 2011, including 37.3 million tons that are sold and priced at an average price of approximately $78.00 per ton. The sold and priced tons include 6.2 million tons of metallurgical coal. Massey expects met coal shipments for 2011 to be in the range of 10 to 14 million tons.

Average cash cost per ton for the full year 2011 is expected to be in the range of $59.00 to $62.00. Massey anticipates modest increases in costs for supplies and repairs and deep mine labor in 2011 in addition to higher sales related costs associated with higher anticipated revenue. These higher costs are expected to be largely offset by improvement in surface mine ratios. Massey’s current outlook does not anticipate significant improvement in underground mining productivity.

Other income in 2011 is expected to be between $20 and $100 million. The Company expects capital expenditures in 2011 to be in the range of $400 to $550 million. DD&A is expected to be $390 million with approximately $60 million from the amortization of acquired sales contracts and other intangibles.

For 2012, the Company has commitments for sales of 28.3 million tons of coal, including 18.1 million tons that are sold and priced at an average price of approximately $70.00 per ton. The sold and priced tons include approximately 850,000 tons of metallurgical coal.

Management’s current estimates for key operating statistics and financial measures for 2011 remain consistent with previously published guidance. Consequently, Company guidance for 2011 was unchanged as summarized below:

(In millions except per ton amounts)	2011

Shipped Tons	43.0 to 47.0

Average Price/Ton	$81.00 to $86.00

Cash Cost/Ton	$59.00 to $62.00

CAPEX	$400 to $550

Other Income	$20 to $100

DD&A	$390

Conference Call, Webcast and Replay

Members of the Massey senior management will hold a conference call to discuss the third quarter results and operations on Wednesday, February 2, 2011 at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the call will be available at the same site through March 2, 2011.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; the successful completion of acquisition, disposition or financing transactions; the impact of the Upper Big Branch mine explosion and the effect thereof on our business; our ability to successfully integrate the operations we acquire, including as a result of the acquisition of Cumberland; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; inherent complexities make it more difficult and costly to mine in Central Appalachia than in other parts of the United States; our production capabilities to meet market expectations and customer requirements; our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner; the cost and availability of transportation for our produced coal; our ability to expand our mining capacity; our ability to manage production costs, including labor costs; adjustments made in price, volume or terms to existing coal supply agreements; the worldwide market demand for coal, electricity and steel; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy; competition among coal and other energy producers, in the United States and internationally; our ability to timely obtain necessary supplies and equipment; our reliance upon and relationships with our customers and suppliers; the creditworthiness of our customers and suppliers; our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; our assumptions and projections concerning economically recoverable coal reserve estimates; our failure to enter into anticipated new contracts; future economic or capital market conditions; foreign currency fluctuations; the availability and costs of credit, surety bonds and letters of credit that we require; the lack of insurance against all potential operating risks; our assumptions and projections regarding pension and other post-retirement benefit liabilities; our interpretation and application of accounting literature related to mining specific issues; our assumptions concerning economically recoverable coal reserve estimates, and the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 1, 2010 and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). For further information, please visit Massey’s website at www.masseyenergyco.com.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(In Millions, Except Number of Employees, Per Share and Per Ton Information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues
Produced coal revenue	$641.1	$498.7	$2,609.7	$2,318.5
Freight and handling revenue	51.3	47.0	252.4	218.2
Purchased coal revenue	21.1	19.0	91.6	62.7
Other revenue	16.5	19.2	85.3	91.8

Total revenues	730.0	583.9	3,039.0	2,691.2

Costs and expenses
Cost of produced coal revenue	583.0	387.8	2,332.9	1,850.0
Freight and handling costs	51.3	47.0	252.4	218.2
Cost of purchased coal revenue	20.9	18.1	86.1	57.1
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	89.8	63.4	363.8	268.3
Selling, general and administrative	9.8	0.2	41.8	1.9
Selling, general and administrative	37.5	34.0	113.3	97.4
Other expense	0.8	6.7	8.1	8.7
Loss on financing transactions	—	0.2	—	0.2
Loss (Gain) on derivative instruments	0.7	(33.2)	(21.1)	(37.6)

Total costs and expenses	793.8	524.2	3,177.3	2,464.2

(Loss) Income before interest and taxes	(63.8)	59.7	(138.3)	227.0
Interest income	0.2	0.3	2.2	12.6
Interest expense	(26.0)	(26.1)	(102.2)	(102.3)
Gain on short-term investment	—	—	4.7	—

(Loss) Income before taxes	(89.6)	33.9	(233.6)	137.3
Income tax benefit (expense)	19.5	(9.5)	67.0	(32.9)

Net (loss) income	$(70.1)	$24.4	$(166.6)	$104.4

Net (loss) income per share
Basic	$(0.69)	$0.29	$(1.71)	$1.23

Diluted	$(0.69)	$0.28	$(1.71)	$1.22

Shares used to calculate net (loss) income per share
Basic	101.8	85.3	97.5	85.0

Diluted	101.8	86.3	97.5	85.6

EBIT	$(63.8)	$59.7	$(138.3)	$227.0
EBITDA	$35.8	$123.3	$267.3	$497.2
Adjusted EBITDA excluding the UBB charge (see Note 2 and Note 5)	$58.9	$123.3	$370.2	$497.2

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Produced tons sold:
Utility	6.6	5.2	25.9	26.6
Metallurgical	1.6	1.9	7.9	7.4
Industrial	0.7	0.7	3.3	2.7

Total produced tons sold	8.9	7.8	37.1	36.7

Total tons produced	9.3	8.4	36.7	38.0

Produced coal revenue per ton sold:
Utility	$62.31	$53.49	$61.37	$53.69
Metallurgical	$112.45	$91.16	$100.68	$95.93
Industrial	$66.29	$68.53	$67.40	$68.33
Produced coal revenue per ton sold	$71.76	$64.13	$70.27	$63.26

Average cash cost per ton	$62.67	$49.87	$60.05	$50.48

Capital expenditures	$156.3	$51.5	$434.9	$274.5
Number of employees at period end	7,359	5,851	7,359	5,851

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$327.2	$665.8
Short-term investment	—	10.9
Trade and other accounts receivable	296.8	131.6
Inventories	289.0	269.8
Income tax receivable	11.2	10.5
Other current assets	193.2	226.0
Property, plant and equipment, net	3,217.7	2,344.8
Intangible assets, net	120.9	—
Goodwill	36.7	—
Other noncurrent assets	118.6	140.3

Total assets	$4,611.3	$3,799.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$2.7	$23.5
Accounts payable, principally trade and bank overdrafts	245.3	164.9
Payroll and employee benefits	97.9	63.6
Other current liabilities	308.4	192.9
Long-term debt	1,313.5	1,295.6
Deferred taxes	163.7	209.2
Pension obligations	79.7	55.6
Other noncurrent liabilities	619.6	538.1

Total liabilities	2,830.8	2,543.4

Total stockholders’ equity	1,780.5	1,256.3

Total liabilities and stockholders’ equity	$4,611.3	$3,799.7

Note 1: The number of shares used to calculate basic Net (loss) income per share is based on the weighted average outstanding shares of Massey during the respective periods. The number of shares used to calculate diluted Net (loss) income per share is based on the number of shares used to calculate basic Net (loss) income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States (“GAAP”), the effect of certain dilutive securities was excluded from the calculation of the diluted Net (loss) income per share in the three and twelve months ended December 31, 2010 and 2009, as such inclusion would result in antidilution.

Note 2: The three and twelve months ended December 31, 2010, include pretax charges of $23.1 million and $166.5 million, respectively, in incurred costs, asset impairments and accrued reserves associated with the tragic accident at the Upper Big Branch mine (“UBB”) that occurred in April 2010. The table below summarizes expenses incurred by Massey related to the UBB accident, broken down by the financial statement line where the expenses were included:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Cost of produced coal revenue	$23.1	$—	$100.2	$—
Selling, general and administrative	—	—	2.7	—
Depreciation, depletion and amortization	—	—	63.6	—

UBB charge	$23.1	$—	$166.5	$—

“Net (loss) income excluding the UBB charge” is defined as Net (loss) income before the UBB charge, net of taxes (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results). Although Net (loss) income excluding the UBB charge is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a picture of the Company’s results that is comparable among periods since it excludes the impact of an event that is non-recurring and distorts comparisons between periods. Net (loss) income excluding the UBB charge does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. The table below reconciles the GAAP measure of Net (loss) income to Net (loss) income excluding the UBB charge and the related per diluted share amounts.

	Twelve Months Ended December 31,
	2010	Per Share	2009	Per Share
Net (loss) income	$(166.6)	$(1.71)	$104.4	$1.22
UBB charge, net of tax	115.0	1.18	—	—

Net (loss) income excludingthe UBB charge	$(51.6)	$(0.53)	$104.4	$1.22

Note 3: Loss (Gain) on derivative instruments represents the net loss (gain) for certain coal contracts that meet the definition of a derivative instrument but do not qualify for the normal purchase normal sale exception. These contracts are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 4: Gain on short-term investment reflects the difference between Massey’s book value in the Reserve Primary Fund and total distributions received from the fund. At December 31, 2009, Massey’s investment in the Reserve Primary Fund was $10.9 million, net of an estimated $6.5 million loss recorded in 2008. During the twelve months ended December 31, 2010, Massey received distributions totaling $15.6 million. Consequently, Massey recorded a $4.7 million gain.

Note 5: “EBIT” is defined as (Loss) Income before interest and taxes. “EBITDA” is defined as (Loss) Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). “Adjusted EBITDA excluding the UBB charge” is defined as EBITDA before the UBB charge, excluding DD&A (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results). Although neither EBIT nor EBITDA are measures of performance calculated in conformity with GAAP, management believes that both measures are useful to an investor in evaluating Massey because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net (loss) income to EBIT, EBITDA and Adjusted EBITDA excluding the UBB charge.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net (loss) income	$(70.1)	$24.4	$(166.6)	$104.4
Plus: Income tax (benefit) expense	(19.5)	9.5	(67.0)	32.9
Plus: Net interest expense and Gain on short-term investment	25.8	25.8	95.3	89.7

EBIT	(63.8)	59.7	(138.3)	227.0
Plus: Depreciation, depletion and amortization	99.6	63.6	405.6	270.2

EBITDA	35.8	123.3	267.3	497.2
Plus: UBB charge (excluding DD&A, see Note 2)	23.1	—	102.9	—

Adjusted EBITDA excluding the UBB charge	$58.9	$123.3	$370.2	$497.2

Note 6: “Average cash cost per ton” is calculated as Cost of produced coal revenue (excluding Selling, general and administrative expense (“SG&A”), DD&A and the UBB charge) divided by the number of produced tons sold. In order to conform more closely to common industry reporting practices, during the third quarter of 2009, management changed Massey’s calculation of cash cost to exclude SG&A expense. This change has been reflected in the presentation of data for both the current and comparative past reporting periods in this release. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Total costs and expenses	$793.8	$524.2	$3,177.3	$2,464.2
Less: Freight and handling costs	51.3	47.0	252.4	218.2
Less: Cost of purchased coal revenue	20.9	18.1	86.1	57.1
Less: Depreciation, depletion and amortization	99.6	63.6	405.6	270.2
Less: Selling, general and administrative	37.5	34.0	113.3	97.4
Less: Other expense	0.8	6.7	8.1	8.7
Less: Loss on financing transactions	—	0.2	—	0.2
Less: Loss (gain) on derivative instruments	0.7	(33.2)	(21.1)	(37.6)
Less: UBB charge (excluding SG&A and DD&A, see Note 2)	23.1	—	100.2	—

Average cash cost	$559.9	$387.8	$2,232.7	$1,850.0

Average cash cost per ton	$62.67	$49.87	$60.05	$50.48

Note 7: Massey’s debt is comprised of the following:

	December 31, 2010	December 31, 2009
6.875% senior notes due 2013, net of discount of $2.5 and $3.3, respectively	$757.5	$756.8
3.25% convertible senior notes due 2015, net of discount of $112.7 and $132.6, respectively	546.4	526.5
6.625% senior notes due 2010	—	21.9
2.25% convertible senior notes due 2024	9.6	9.6
Capital lease obligations	2.7	4.3

Total debt	1,316.2	1,319.1
Less: Short-term debt	2.7	23.5

Total long-term debt	$1,313.5	$1,295.6

Note 8: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash (included in Other current assets). Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. The table below reconciles the GAAP measure of Long-term debt to Net debt.

	December 31, 2010	December 31, 2009
Long-term debt	$1,313.5	$1,295.6
Plus: Short-term debt	2.7	23.5
Less: Cash and cash equivalents	327.2	665.8
Less: Short-term investment	—	10.9
Less: Restricted cash	73.4	121.5

Net debt	$915.6	$520.9

Note 9: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 8) divided by the sum of Net debt and Total shareholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	December 31, 2010	December 31, 2009
Long-term debt	$1,313.5	$1,295.6
Plus: Short-term debt	2.7	23.5

Total debt (numerator)	1,316.2	1,319.1

Plus: Total shareholders’ equity	1,780.5	1,256.3

Book capitalization (denominator)	$3,096.7	$2,575.4

Total debt-to-book capitalization ratio	42.5%	51.2%

Net debt (from Note 8) (numerator)	$915.6	$520.9
Plus: Total shareholders’ equity	1,780.5	1,256.3

Adjusted book capitalization (denominator)	$2,696.1	$1,777.2

Total net debt-to-book capitalization ratio	34.0%	29.3%

Note 10: “Operating cash margin per ton” is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 6). Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s profitability from produced tons sold. Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2010		2009		2010		2009
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Produced coal revenue	$641.1	$71.76	$498.7	$64.13	$2,609.7	$70.27	$2,318.5	$63.26
Less: Average cash cost (from Note 6)	559.9	62.67	387.8	49.87	2,232.7	60.05	1,850.0	50.48

Operating cash margin	$81.2	$9.09	$110.9	$14.26	$377.0	$10.22	$468.5	$12.78

Note 11: “Other income” is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue, Other expense and Loss (Gain) on derivative instruments. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Other revenue	$16.5	$19.2	$85.3	$91.8
Plus: Purchased coal revenue	21.1	19.0	91.6	62.7
Less: Cost of purchased coal revenue	20.9	18.1	86.1	57.1
Less: Other expense	0.8	6.7	8.1	8.7
Less: Loss (Gain) on derivative instruments	0.7	(33.2)	(21.1)	(37.6)

Other income	$15.2	$46.6	$103.8	$126.3